NOTICE OF FULL OPTIONAL REDEMPTION

Guaranty Financial Services, Inc.

GUARANTY FINANCIAL STATUTORY TRUST I B-10
CERTIFICATE EVIDENCING FLOATING RATE CAP
SECU OF GUARANTY FIN

      NOTICE IS HEREBY GIVEN pursuant to the terms of the governing document dated as of June 26, 2003, between Guaranty Financial Services, Inc., as Issuer, and U.S. Bank National Association, as Trustee or Agent, that the bonds listed below have been selected for Full Redemption on September 26, 2018 (the Redemption Date) at the price listed below of the principal amount (the Redemption Price) together with interest accrued to the Redemption Date.

*CUSIP	Maturity	Rate	Amount	Price
4010879Z6	6/26/2033	Variable	$4,000,000	100.00%

      Pursuant to the Governing Documents, payment of the Redemption Price on the Bonds called for redemption will be paid without presentation of the Bonds if presentment is not required and upon presentation of the Bonds if presentment is required. If presentment is required, surrender thereof can be made in the following manner:

Delivery Instructions:
U.S. Bank
Global Corporate Trust Services
111 Fillmore Ave E
St. Paul, MN 55107

      Bondholders presenting their bonds in person for same day payment must surrender their bond(s) by 1:00 P.M. CST on the Redemption Date and a check will be available for pick up after 2:00 P.M. CST. Checks not picked up by 4:30 P.M. CST will be mailed out to the bondholder via first class mail. If payment of the Redemption Price is to be made to the registered owner of the Bond, you are not required to endorse the Bond to collect the Redemption Price.

      Interest on the principal amount designated to be redeemed shall cease to accrue on and after the Redemption Date.

      For a list of redemption requirements please visit our website at www.usbank.com/corporatetrust and click on the "Bondholder Information" link for Redemption instructions. You may also contact our Bondholder Communications team at 1-800-934-6802 Monday through Friday from 8AM to 6PM CST.

IMPORTANT NOTICE
      Federal law requires the Paying Agent to withhold taxes at the applicable rate from the payment if an IRS Form W-9 or applicable IRS Form W-8 is not provided. Please visit www.irs.gov  for additional information on the tax forms and instructions.

      *The Undersigned shall not be held responsible for the selection or use of the CUSIP number in this Redemption Notice, nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.

BY: U.S. BANK NATIONAL ASSOCIATION
As Trustee or Agent
Dated: August 14, 2018